Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, March 19, 2021 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of March 31, 2021 and payable on April 14, 2021 in the amount of $566,240.02 ($0.046543 per Trust Unit), based principally upon production during the month of January 2021.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	34,299	1,106	49,862	1,608	$51.20	$3.60
Prior Month	36,226	1,169	48,298	1,558	$43.03	$2.94

Oil cash receipts for the properties underlying the Trust totaled $1.76 million for the current month, an increase of $0.20 million from the prior month’s distribution period.  This increase was due to an increase in oil prices.

Natural gas cash receipts for the properties underlying the Trust totaled $0.18 million for the current month, an increase of $0.04 million from the prior month’s distribution period.  This increase was due to an increase in natural gas prices.

Total direct operating expenses, including marketing, lease operating expenses and workover expenses, were $0.46 million reflecting a $0.23 million decrease from the prior month. Severance and ad valorem taxes were $0.16 million.

Capital expenditures were $0.18 million in the current month, a decrease of $0.10 million from the prior month. Boaz Energy indicated the capital expenditures were primarily related to new well completion operations in Crane County. Boaz Energy informed the Trust that this month’s net profits calculation included $80,000 net to the Trust of funds reserved by Boaz Energy to cover future capital obligations and expenses.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s and Boaz Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, future cash retentions, advancements or recoupments from distributions, and statements regarding Boaz Energy’s operations and the resulting impact on the computation of the Trust’s net profits. The amount of cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by volatility in commodity prices, oversupply and the economic effects of the COVID-19 pandemic. Further, low oil and natural gas prices may result in no distributions to unitholders in certain periods. Other important factors that could cause actual results to differ materially from those projected in the forward-looking statements include expenses of the Trust and reserves for anticipated future expenses, uncertainties in estimating the cost of drilling activities and risks associated with drilling and operating oil and natural gas wells.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Trust’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2020 and other public filings filed with the SEC. The risk factors and other factors noted in the Trust's public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	PermRock Royalty Trust
Simmons Bank, Trustee
Lee Ann Anderson, Senior Vice President
Toll-free: (855) 588-7839
Fax: (817) 298-5579
Website: www.permrock.com
e-mail: trustee@permrock.com